Exhibit 10.43

March 11, 2026

Mr. Allen Lo
c/o Madison Square Garden Entertainment Corp.
Two Pennsylvania Plaza
New York, NY 10121

Dear Allen:

This letter agreement (the “Agreement”), effective as of the date hereof (the “Effective Date”), will confirm the terms of your employment with the Company which shall commence on March 30, 2026 or such later date as the parties may agree (the “Commencement Date”).

1. Commencing on the Commencement Date, your title will be Executive Vice President and Chief Legal Officer and you will report to the Executive Chairman and Chief Executive Officer of the Company. Subject to Paragraph 2 below, you agree to devote such business time and attention to the business and affairs of the Company as is necessary to perform your duties in a diligent, competent, professional and skillful manner and in accordance with applicable law. Notwithstanding the foregoing, nothing herein shall preclude you from serving as a member of the board of directors or advisory board (or their equivalents in the case of a non-corporate entity) of up to two non-competing business with the approval of the Executive Chairman and Chief Executive Officer, which may include your service as a member of The Board of Visitors of Georgetown University Law Center for which no further approval is required; provided, however, that such activities shall be limited by you so as not to materially interfere, individually or in the aggregate, with the performance of your duties and responsibilities hereunder, including compliance with the covenants set forth in Appendix A.

2. The Company acknowledges that, in addition to your services pursuant to this Agreement, and from and after the commencement of your employment with each such entity, you will simultaneously be employed by, and are expected to devote a portion of your business time and attention to, Sphere Entertainment Co. (“Sphere”). The Company understands that you have entered into, or are concurrent herewith entering into, an employment agreement with Sphere and recognizes and agrees that your responsibilities to Sphere will preclude you from devoting substantially all of your time and attention to the Company’s affairs, but apart from your arrangement with Sphere or as otherwise permitted under Paragraph 1 above you will not undertake any outside business commitments without the Company’s consent and you will, upon request, cooperate with the Company in reviewing your obligations under Paragraph 1 above. In addition, as recognized in Article Tenth of the Company’s Articles of Incorporation (the “Overlap Policy”), there may be certain potential conflicts of interest and fiduciary duty issues associated with your roles at the Company and Sphere. The Company recognizes and agrees that none of (i) your multiple responsibilities at the Company and Sphere (and at their respective controlled affiliates), (ii) your inability to devote substantially all of your time and attention to the Company’s (and its controlled affiliates’) affairs, (iii) the actual or potential conflicts of interest and

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fiduciary duty issues that are waived in the Overlap Policy, or (iv) any actions taken, or omitted to be taken, by you in good faith to comply with your duties and responsibilities to the Company (and its controlled affiliates) in light of your multiple responsibilities to the Company and Sphere (and their respective controlled affiliates), shall be deemed to be a breach by you of your obligations under this Agreement (including your obligations under Annex A) nor shall any of the foregoing constitute “Cause” as such term is defined in Paragraph 11 hereof.

3. Commencing on the Commencement Date, your annual base salary will be not less than $550,000 annually, paid bi-weekly, subject to annual review and potential increase by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) in its discretion. The Compensation Committee will review your compensation package on an annual basis to ensure that you are paid consistently with other similarly situated executives of the Company as well as external peers.

4.
(a)Commencing with the Company’s fiscal year starting July 1, 2025, you will also participate in our discretionary annual bonus program with an annual target bonus opportunity equal to not less than 100% of your annual base salary. Any annual bonus granted to you with respect to the Company’s fiscal year starting July 1, 2025 will have a pro-rated target value to reflect your mid-year hire (based on the number of full months remaining in the fiscal year as of your actual start date divided by 12; provided, however, that if your actual start date is before the 16th day of the applicable month, then such month shall be included as a full month when pro-rating the target). Bonus payments depend on a number of factors including Company, unit and individual performance. However, the decision of whether or not to pay a bonus, and the amount of that bonus, if any, is made by the Compensation Committee in its sole discretion. Annual bonuses are typically paid early in the subsequent fiscal year. Except as otherwise provided herein, in order to receive a bonus, you must be employed by the Company at the time bonuses are being paid. Notwithstanding the foregoing, if your employment with the Company ends on or after the Scheduled Expiration Date (as defined below), you shall be paid a prorated bonus for the fiscal year in which the Termination Date (as defined below) occurs based on your base salary in effect on the Termination Date and the number of full months worked in the fiscal year through the Termination Date (provided, however, that if the Termination Date is on or after the 16th day of the applicable month, such month shall be included as a full month in the calculation), which will be paid to you when such bonuses are generally paid to similarly situated active executives and will be based on your then current annual target bonus without adjustment for Company, business unit or individual performance.

(b)In addition to the cash compensation described above, you will be entitled to a one-time special cash payment of $550,000, paid within thirty days of the Commencement Date (the “Special Cash Award”). If at any time prior to the first anniversary of the Commencement Date your employment with the Company terminates as a result of (i) your termination of your employment

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(other than for “Good Reason” or due to your death or Disability (as defined in the Company’s Long Term Disability Plan)), or (b) an involuntary termination by the Company for “Cause” (each as defined below), then you shall promptly refund to the Company the full amount of the Special Cash Award.

5.
(a)Commencing with the Company’s fiscal year starting July 1, 2025, you will also, subject to your continued employment by the Company and actual grant by the Compensation Committee, participate in such equity and other long-term incentive programs that are made available in the future to similarly situated executives at the Company. It is expected that such awards will consist of annual grants of cash and/or equity awards with an annual target value of not less than $700,000, all as determined by the Compensation Committee in its discretion. It is expected that the long-term incentive award(s) granted to you with respect to the Company’s fiscal year starting July 1, 2025 will be made in April 2026 and will have a pro-rated target value to reflect your mid-year hire (based on the number of full months remaining in the fiscal year as of your actual start date divided by 12; provided, however, that if your actual start date is before the 16th day of the applicable month, then such month shall be included as a full month when pro-rating the target). All awards described in this Paragraph, in addition to being subject to actual grant by the Compensation Committee, would be pursuant to the applicable plan document and would be subject to any terms and conditions established by the Compensation Committee in its sole discretion that would be detailed in separate agreements you would receive after any award is actually made; provided, however, that such terms and conditions shall be consistent with those in awards granted to similarly situated executives. Long-term incentive awards are currently expected to be subject to three-year vesting.

(b)In addition to your participation in the Company’s regular long-term incentive programs, subject to actual grant by the Compensation Committee, you will receive a one-time special award of restricted stock units with an aggregate grant date value of $1,500,000 (as determined by the Compensation Committee in its discretion) (the “Special RSU Grant”). The Special RSU Grant will be made at the same time mid-year equity awards are granted to active employees of the Company (expected to be in April 2026), will be subject to three-year vesting (1/3 vesting on each of September 15, 2026, September 15, 2027, and September 15, 2028). The Special RSU Grant will be issued pursuant to the applicable plan document and will be subject to any additional terms and conditions consistent with the foregoing that may be established by the Compensation Committee in its sole discretion and are detailed in a separate agreement you will receive after any award is actually made.

6. While you are employed by Sphere, you will not be eligible to participate in the Company’s benefit program except as provided below. If your employment with Sphere terminates while you remain employed by the Company, you will be eligible to participate in our standard benefits program, subject to meeting the relevant eligibility requirements, payment of the required premiums, and the terms of the

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plans themselves. You will be eligible for flexible time off in accordance with Company policy and reimbursement of business expenses upon submission of appropriate documentation in accordance with Company policy.

7. If your employment with the Company is terminated on or prior to March 29, 2029, or one day prior to the third anniversary of the Commencement Date should the Commencement Date be a later date than March 30, 2026 (the “Scheduled Expiration Date”), (i) by the Company (other than for “Cause”); or (ii) by you for “Good Reason” (other than if “Cause” then exists); then, subject to your execution and delivery, within 60 days after the date of termination of your employment, and non-revocation (within any applicable revocation period) of the Separation Agreement (as defined below), the Company will provide you with the following:

(a)Severance in an amount to be determined by the Company (the “Severance Amount”), but in no event less than two (2) times the sum of your annual base salary and your annual target bonus as in effect at the time your employment terminates. Sixty percent (60%) of the Severance Amount will be payable to you on the six-month anniversary of the date your employment so terminates (the “Termination Date”) and the remaining forty percent (40%) of the Severance Amount will be payable to you on the twelve-month anniversary of the Termination Date;

(b)Any unpaid annual bonus for the Company’s fiscal year prior to the fiscal year which includes your Termination Date, and a pro rated bonus based on your base salary in effect on the Termination Date and the number of full months worked in the fiscal year through the Termination Date (provided, however, that if the Termination Date is on or after the 16th day of the applicable month, such month shall be included as a full month in the calculation), each of which will be paid to you when such bonuses are generally paid to similarly situated active executives and will be based on your then current annual target bonus, without adjustment for Company, business unit or individual performance;

(c)Each of your outstanding long-term cash awards (or portion thereof), if any, granted under the plans of the Company that is scheduled to vest on or before the next Annual Vesting Date (as defined below) shall immediately vest in full and shall be payable to you at the same time as such awards are paid to active executives of the Company and the payment amount of such award shall be to the same extent that other similarly situated active executives receive payment as determined by the Compensation Committee (subject to satisfaction of any applicable performance criteria but without adjustment for your individual performance); and any portion of each long-term cash award that does not vest in accordance with the foregoing provision shall be forfeited as of the Termination Date;

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(d)With respect to each of your outstanding restricted stock or restricted stock unit awards granted to you under the plans of the Company, other than the Special RSU Grant, (i) the time-based restrictions on such award or portion of such award scheduled to vest on or before the next Annual Vesting Date (the “Pro Rata Portion”) shall immediately be eliminated, (ii) deliveries with respect to the Pro Rata Portion of any such restricted stock that are not subject to performance criteria or are subject to performance criteria that have previously been satisfied (as certified by the Compensation Committee) shall be made immediately after the effective date of the Separation Agreement, (iii) payment and deliveries with respect to the Pro Rata Portion of any such restricted stock units that are not subject to performance criteria or are subject to performance criteria that have previously been satisfied (as certified by the Compensation Committee) shall be made as soon as reasonably practicable after the effective date of the Separation Agreement and (iv) payments or deliveries with respect to the Pro Rata Portion of any such restricted stock and restricted stock units that are subject to performance criteria that have not yet been satisfied shall be made at the same time and to the extent that other similarly situated executives receive payment as determined by the Compensation Committee (subject to satisfaction of the applicable performance criteria); and any portion of each restricted stock and restricted stock unit award that does not vest in accordance with the foregoing provision shall be forfeited as of the Termination Date;

(e)With respect to the Special RSU Grant (to the extent then unvested), (i) the time-based restrictions shall immediately be eliminated, and (ii) payment and deliveries shall be made as soon as reasonably practicable after the effective date of the Separation Agreement; and

(f)    Each of your outstanding stock options and stock appreciation awards (or portion thereof), if any, granted under the plans of the Company that is scheduled to vest on or before the next Annual Vesting Date shall immediately vest and become exercisable, and you shall have the right to exercise the vested portion of all outstanding options and stock appreciation awards for the remainder of the term of such option or award; and any portion of each option and stock appreciation award that is not vested after taking into account the foregoing provision shall be forfeited as of the Termination Date.

If you die after a termination of your employment that is subject to this Paragraph 7, your estate or beneficiaries will be provided with any remaining benefits and rights under this Paragraph 7.

For purposes hereof, “Annual Vesting Date” means, (x) with respect to awards that are not subject to performance conditions, September 15 or such other date on which the award (or a tranche thereof) is scheduled to vest or (y) with respect to awards that are subject to performance conditions, September 15 or such other date following the applicable performance period on which the award is scheduled to vest. For the avoidance of doubt, and for illustrative purposes only, if (1) the Termination Date occurs between

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September 16, 2027 and September 15, 2028 (inclusive), (2) outstanding time-based restricted stock units are scheduled to vest in tranches on each September 15 and (3) outstanding performance-based restricted stock units are scheduled to vest on the later of September 15 and the date on which the Compensation Committee certifies performance following the applicable performance period, then the time-based restricted stock units and performance-based restricted stock units scheduled to vest on September 15, 2028 (or a later date on which the Compensation Committee certifies performance for such award, to the extent applicable) shall vest and any other outstanding restricted stock units that are scheduled to vest after such dates shall be forfeited.

8.
(a)If you cease to be an employee of the Company prior to the Scheduled Expiration Date as a result of your death or your Disability, and at such time Cause does not exist then, subject (other than in the case of death) to your execution and delivery, within 60 days after the date of termination of your employment, and non-revocation (within any applicable revocation period) of the Separation Agreement, you or your estate or beneficiary shall be provided with the benefits and rights set forth in Paragraphs 7(b), (d), (e) and (f) above, and each of your outstanding long-term cash awards (or portion thereof), if any, granted under the plans of the Company that is scheduled to vest on or before the next Annual Vesting Date shall immediately vest in full, whether or not subject to performance criteria and shall be payable as soon as reasonably practicable after the effective date of the Separation Agreement; provided, that if any such award is subject to any performance criteria, then (i) if the measurement period for such performance criteria has not yet been fully completed, then the payment amount shall be at the target amount for such award and (ii) if the measurement period for such performance criteria has already been fully completed, then the payment of such award shall be at the same time and to the extent that other similarly situated executives receive payment as determined by the Compensation Committee (subject to satisfaction of the applicable performance criteria); and provided further, that any portion of each long-term cash award that does not vest in accordance with the foregoing provision shall be forfeited as of the Termination Date.

(b)If after the Scheduled Expiration Date, your employment with the Company is terminated (i) by the Company without Cause, (ii) by you for Good Reason, or (iii) as a result of your death or Disability and at the time of any such termination Cause does not exist, then, subject to your (or, in the case of your death, your representative’s) execution and delivery, within 60 days after the date of termination of your employment, and non-revocation (within any applicable revocation period) of the Separation Agreement, you will be provided with the benefits and rights set forth in Paragraphs 7(b), (d), (e) and (f) above.

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9. For purposes hereof, “Separation Agreement” shall mean the Company’s standard severance agreement (modified to reflect the terms of this Agreement) which will include, without limitation, the provisions set forth in Paragraphs 7, 8 and 10 hereof and Annex A hereto regarding non-compete (limited to one year), non-disparagement, non-hire/non-solicitation, confidentiality (including, without limitation, the last paragraph of Section 3 of Annex A), and further cooperation obligations and restrictions on you (with Company reimbursement of your associated expenses and payment for your services as described in Annex A in connection with any required post-employment cooperation) as well as a general release by you of the Company and its affiliates (and their respective directors and officers) other than Sphere and its controlled affiliates (and their respective directors and officers in their capacities as such), but shall otherwise contain no post-employment covenants unless agreed to by you. The Company shall provide you with the form of Separation Agreement within seven days of your termination of employment. For avoidance of doubt, your rights of indemnification under the Company’s Articles of Incorporation, under your indemnification agreement with the Company and under any insurance policy, or under any other resolution of the Board of Directors of the Company shall not be released, diminished or affected by any Separation Agreement or release or any termination of your employment.

10. Except as otherwise set forth in Paragraphs 7 and 8 hereof, in connection with any termination of your employment, your then outstanding equity and cash incentive awards shall be treated in accordance with their terms and, other than as provided in this Agreement, you shall not be eligible for severance benefits under any other plan, program or policy of the Company. Nothing in this Agreement is intended to limit any more favorable rights that you may be entitled to under your equity and/or cash incentive award agreements, including, without limitation, your rights in the event of a termination of your employment, a “Going Private Transaction” or a “Change of Control” (as those terms are defined in the applicable award agreement).

11. For purposes of this Agreement, “Cause” means your (i) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or an affiliate thereof, (ii) commission of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any crime involving moral turpitude or any felony, or (iii) your breach of the representations and warranties and covenants in Paragraph 24.

For purposes of this Agreement, “Good Reason” means that (1) without your written consent, (A) your annual base salary or annual target bonus (as each may be increased from time to time in the Compensation Committee’s sole discretion) is reduced, (B) your title (as in effect from time to time) is diminished, (C) you report to someone other than to the Executive Chairman and Chief Executive Officer of the Company, (D) you are no longer the Company’s most senior legal officer, (E) the Company requires that your principal office be located outside of the Borough of Manhattan, or (F) the Company materially breaches its obligations to you under this Agreement, (2) you have given the Company written notice, referring specifically to this Agreement and definition, that you do not consent to such action, (3) the Company has not corrected such action within 15 days of receiving such notice, and (4) you

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voluntarily terminate your employment with the Company within 90 days following the happening of the action described in subsection (1) above.

12. This Agreement does not constitute a guarantee of employment for any definite period. Your employment is at will and may be terminated by you or the Company at any time, with or without notice or reason; provided, that in order to terminate your employment without Good Reason, you agree to provide the Company with at least 60 days’ prior written notice.

13. The Company may withhold from any payment due to you any taxes required to be withheld under any law, rule or regulation. If any payment otherwise due to you hereunder would result in the imposition of the excise tax imposed by Section 4999 of the Code, the Company will instead pay you either (i) such amount or (ii) the maximum amount that could be paid to you without the imposition of the excise tax, depending on whichever amount results in your receiving the greater amount of after-tax proceeds. In the event that the payments and benefits payable to you would be reduced as provided in the previous sentence, then such reduction will be determined in a manner which has the least economic cost to you and, to the extent the economic cost is equivalent, such payments or benefits will be reduced in the inverse order of when the payments or benefits would have been made to you (i.e. later payments will be reduced first) until the reduction specified is achieved. If the Company elects to retain any accounting or similar firm to provide assistance in calculating any such amounts, the Company shall be responsible for the costs of any such firm.

14. It is intended that this Agreement will comply with Section 409A to the extent this Agreement is subject thereto, and that this Agreement shall be interpreted on a basis consistent with such intent. Any payment or benefit under Paragraphs 7 or 8 of this Agreement that is payable to you by reason of your termination of employment shall be made or provided to you only upon a “separation from service” as defined for purposes of Section 409A under applicable regulation, provided that the service recipient and the employer for this purpose shall be the service recipient as defined by Treasury Regulation Section 1.409A-1(g). If and to the extent that any payment or benefit under this Agreement, or any plan, award or arrangement of the Company or its affiliates, constitutes “non-qualified deferred compensation” subject to Section 409A and is payable to you by reason of your termination of employment, then if you are a “specified employee” (within the meaning of Section 409A as determined by the Company), such payment or benefit shall not be made or provided before the date that is six months after the date of your separation from service (or your earlier death). Any amount not paid or benefit not provided in respect of the six month period specified in the preceding sentence will be paid to you, together with interest on such delayed amount at a rate equal to the average of the one-year SOFR fixed rate equivalent for the ten business days prior to the date of your employment termination, in a lump sum or provided to you as soon as practicable after the expiration of such six month period. Each payment or benefit provided under this Agreement shall be treated as a separate payment for purposes of Section 409A to the extent Section 409A applies to such payment.

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15. To the extent you are entitled to any expense reimbursement from the Company that is subject to Section 409A, (i) the amount of any such expenses eligible for reimbursement in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except under any lifetime limit applicable to expenses for medical care), (ii) in no event shall any such expense be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expense, and (iii) in no event shall any right to reimbursement be subject to liquidation or exchange for another benefit.

16. The Company will not take any action, or omit to take any action, that would expose any payment or benefit to you to the additional tax of Section 409A, unless (i) the Company is obligated to take the action under an agreement, plan or arrangement to which you are a party, (ii) you request the action, (iii) the Company advises you in writing that the action may result in the imposition of the additional tax and (iv) you subsequently request the action in a writing that acknowledges you will be responsible for any effect of the action under Section 409A. The Company will hold you harmless for any action it may take or omission in violation of this Paragraph 16, including any attorney’s fees you may incur in enforcing your rights.

17. It is our intention that the benefits and rights to which you could become entitled in connection with termination of employment be exempt from or comply with Section 409A. If you or the Company believes, at any time, that any of such benefit or right is not exempt or does not comply, it will promptly advise the other and will negotiate reasonably and in good faith to amend the terms of such arrangement such that it complies (with the most limited possible economic effect on you and on the Company).

18. This Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The rights or obligations of the Company under this Agreement may only be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of Company and such assignee or transferee assumes the liabilities and duties of Company, as contained in this Agreement, either contractually or as a matter of law.

19. To the extent permitted by law, you and the Company waive any and all rights to a jury trial with respect to any matter relating to this Agreement (including the covenants set forth in Annex A hereof). This Agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that State.

20. Both the Company and you hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America in each case located in the City of New York, Borough of Manhattan, solely in respect of the interpretation and enforcement of the provisions of this Agreement, and each party hereby waives, and agrees not to assert, as a defense that either party, as

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appropriate, is not subject thereto or that the venue thereof may not be appropriate. You and the Company each agree that certified mailing of process or other papers in connection with any such action or proceeding in any manner as may be permitted by law shall be valid and sufficient service thereof.

21. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. It is the parties’ intention that this Agreement not be construed more strictly with regard to you or the Company. All notices between the parties will be in writing. Any notice to the Company will be directed to the Executive Chairman and Chief Executive Officer via e-mail with a copy to legalnotices@msg.com.

22. This Agreement (and exhibits) and your indemnification agreement reflect the entire understanding and agreement of you and the Company with respect to the subject matter hereof and supersedes all prior understandings or agreements relating thereto.

23. This Agreement will automatically terminate, and be of no further force or effect, on the Scheduled Expiration Date; provided, however, that the provisions of Paragraphs 7 through 10, 13 through 24 and Annex A, and any amounts earned but not yet paid to you pursuant to the terms of this Agreement as of the Scheduled Expiration Date shall survive the termination of the Agreement and remain binding on you and the Company in accordance with their terms.

24. You hereby represent and warrant that your execution of this Agreement and your employment by the Company as contemplated herein does not and shall not violate, conflict with or result in a breach of any covenant restricting competition in any agreement to which you are a party. You hereby acknowledge and agree that the Company shall not be held liable for any losses or damages arising under any agreement you may have entered into with any prior employer or resulting from any alleged violation of, conflict with or breach of any covenant restricting competition contained therein, including, without limitation, as a result of your execution of this Agreement or your employment with the Company. It is understood and agreed by the Company that it will not require you to violate any confidentiality covenants of any current or former employer or entity to which you may be providing services with respect to the proprietary information of such other former employer or entity obtained prior to the Commencement Date and you agree to comply with all covenants to which you are a party with such former employer or entity.

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Sincerely,
MADISON SQUARE GARDEN ENTERTAINMENT CORP.

__/s/ James L. Dolan_________________ _____
By: James L. Dolan
Title: Executive Chairman and Chief Executive Officer

Accepted and Agreed:

_/s/ Allen Lo________________
Allen Lo

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ANNEX A
ADDITIONAL COVENANTS
(This Annex constitutes part of the Agreement)
You agree to comply with the following covenants in addition to those set forth in the Agreement.

1. CONFIDENTIALITY

You agree to retain in strict confidence and not divulge, disseminate, copy or disclose to any third party any Confidential Information, other than for legitimate business purposes of the Company and its subsidiaries or as provided in the exceptions below. As used herein, “Confidential Information” means any non-public information that is material or of a confidential, proprietary, commercially sensitive or personal nature of, or regarding, the Company or any of its subsidiaries or any current or former director, officer or member of senior management of any of the foregoing (collectively “Covered Parties”). The term Confidential Information includes information in written, digital, oral or any other format and includes, but is not limited to (i) information designated or treated as confidential; (ii) budgets, plans, forecasts or other financial or accounting data; (iii) customer, guest, fan, vendor, sponsor, marketing affiliate or shareholder lists or data; (iv) technical or strategic information regarding the Covered Parties’ advertising, entertainment, theatrical, or other businesses; (v) advertising, sponsorship, business, sales or marketing tactics, strategies or information; (vi) policies, practices, procedures or techniques; (vii) trade secrets or other intellectual property; (viii) information, theories or strategies relating to litigation, arbitration, mediation, investigations or matters relating to governmental authorities; (ix) terms of agreements with third parties and third party trade secrets; (x) information regarding employees, talent, players, coaches, agents, consultants, advisors or representatives, including their compensation or other human resources policies and procedures; (xi) information or strategies relating to any potential or actual business development transactions and/or any potential or actual business acquisition, divestiture or joint venture, and (xii) any other information the disclosure of which may have an adverse effect on the Covered Parties’ business reputation, operations or competitive position, reputation or standing in the community.

If disclosed, Confidential Information could have an adverse effect on the Company’s standing in the community, its business reputation, operations or competitive position or the standing, reputation, operations or competitive position of any of its affiliates, subsidiaries, officers, directors, employees, coaches, consultants or agents or any of the Covered Parties.

Notwithstanding the foregoing, the obligations of this section, other than with respect to subscriber information, shall not apply to Confidential Information which is:

a) already in the public domain or which enters the public domain other than by your breach of this Section 1;

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b) disclosed to you by a third party with the right to disclose it in good faith; or

c) specifically exempted in writing by the Company from the applicability of this Agreement.

Notwithstanding anything elsewhere in this Agreement, including this Section 1 and Section 3 below, you are hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to your attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order. Furthermore, you are authorized to provide information to, file a charge with and participate in an investigation conducted by any governmental agency, and you do not need the Company’s permission to do so. In addition, it is understood that you are not required to notify the Company of a request for information from any governmental entity or of your decision to file a charge with or participate in an investigation conducted by any governmental entity. In addition, this Agreement in no way restricts or prevents you from providing testimony concerning the Company or any of its affiliates to judicial, administrative, regulatory or other governmental authorities. Notwithstanding the foregoing, you recognize that, in connection with the provision of information to any governmental entity, you must inform such governmental entity that the information you are providing is confidential.

Despite the foregoing, you are not permitted to reveal to any third party, including any governmental entity, information you came to learn during your service to the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.

2. NON-COMPETE

You acknowledge that due to your executive position in the Company and the knowledge of the Company’s and its affiliates’ confidential and proprietary information which you will obtain during the term of your employment hereunder, your employment by certain businesses would be irreparably harmful to the Company and/or its affiliates. During your employment with the Company and thereafter through the first anniversary of the date on which your employment with the Company is terminated by the Company or you for any reason, you agree, to the extent permissible under applicable rules of professional responsibility, not to (other than with the prior written consent of the Company), become employed by any Competitive Entity (as defined below). A “Competitive Entity” shall mean any (1) arena

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or theater, concert venue, concert promoter, theatrical producer and internet sites connected therewith, in any jurisdiction in which the Company or its subsidiaries is then conducting business, or (2) affiliate of a person or entity described in clause (1). The ownership by you of not more than 1% of the outstanding equity of any publicly traded company shall not, by itself, be a violation of this Section. If you remain continuously employed with the Company through the Scheduled Expiration Date, then this agreement not to compete will expire on the Scheduled Expiration Date.

3. ADDITIONAL UNDERSTANDINGS

You agree, for yourself and others acting on your behalf, that you (and they) have not disparaged and will not disparage, make negative statements about (either “on the record” or “off the record”) or act in any manner which is intended to or does damage to the good will of, or the business or personal reputations of the Company or any of its incumbent or former officers, directors, agents, consultants, employees, successors and assigns or any of the Covered Parties. Notwithstanding the foregoing, you are authorized to provide information to, file a charge with and participate in an investigation conducted by any governmental agency, and you do not need the Company’s permission to do so.

The Company agrees that, except as necessary to comply with applicable law or the rules of the New York Stock Exchange or any other stock exchange on which the Company’s stock may be traded (and any public statements made in good faith by the Company in connection therewith), it and its corporate officers and directors, employees in its public relations department or third party public relations representatives retained by the Company will not disparage you or make negative statements in the press or other media which are damaging to your business or personal reputation. In the event that the Company so disparages you or makes such negative statements, then notwithstanding the “Additional Understandings” provision to the contrary, you may make a proportional response thereto. Notwithstanding the foregoing, the Company is authorized to provide information to, file a charge with and participate in an investigation conducted by any governmental agency, and the Company does not need your permission to do so.

In addition, you agree that the Company is the owner of all rights, title and interest in and to all documents, tapes, videos, designs, plans, formulas, models, processes, computer programs, inventions (whether patentable or not), schematics, music, lyrics and other technical, business, financial, advertising, sales, marketing, customer or product development plans, forecasts, strategies, information and materials (in any medium whatsoever) developed or prepared by you or with your cooperation in connection with your employment by the Company (the “Materials”). The Company will have the sole and exclusive authority to use the Materials in any manner that it deems appropriate, in perpetuity, without additional payment to you.
If requested by the Company, you agree to deliver to the Company upon the termination of your employment, or at any earlier time the Company may request, all memoranda, notes, plans, files, records, reports, and software and other documents and data (and copies thereof regardless of the form thereof (including electronic copies)) containing, reflecting or derived from Confidential Information or the

Mr. Allen Lo

Materials of the Company or any of its affiliates (other than Sphere or any of its controlled affiliates) which you may then possess or have under your control. If so requested, you shall provide to the Company a signed statement confirming that you have fully complied with this Section. Notwithstanding the foregoing, you shall be entitled to retain your contacts, calendars and personal diaries and any materials needed for your tax return preparation or related to your compensation.

In addition, you agree for yourself and others acting on your behalf, that you (and they) shall not, at any time, participate in any way in the writing or scripting (including, without limitation, any “as told to” publications) of any book, periodical story, movie, play, or other similar written or theatrical work or video that (i) relates to your services to the Company or any of its affiliates or (ii) otherwise refers to the Company or its respective businesses, activities, directors, officers, employees or representatives (other than identifying your biographical information), without the prior written consent of the Company.

4. FURTHER COOPERATION

Following the date of termination of your employment with the Company (the “Expiration Date”), you will no longer provide any regular services to the Company or represent yourself as a Company agent. If, however, the Company so requests, you agree to cooperate fully with the Company in connection with any matter with which you were involved prior to the Expiration Date, or in any litigation or administrative proceedings or appeals (including any preparation therefore) where the Company believes that your personal knowledge, attendance and participation could be beneficial to the Company. This cooperation includes, without limitation, participation on behalf of the Company in any litigation or administrative proceeding brought by any former or existing Company employees, representatives, agents or vendors. For the avoidance of doubt, the term “cooperation” does not mean that you must provide information that is favorable to the Company; it means only that you will provide information within your knowledge and possession upon the Company’s request. The Company will pay you for your services rendered under this provision at the rate of $7,000 per day for each day or part thereof, within 30 days of the approval of the invoice therefor; provided that, if you provide services on the same day for any of the Company and Sphere, your daily rate shall not exceed $7,000 in the aggregate.

The Company will provide you with reasonable notice in connection with any cooperation it requires in accordance with this section and will take reasonable steps to schedule your cooperation in any such matters so as not to materially interfere with your other professional and personal commitments. The Company will reimburse you for any reasonable out-of-pocket expenses you reasonably incur in connection with the cooperation you provide hereunder as soon as practicable after you present appropriate documentation evidencing such expenses. You agree to provide the Company with an estimate of such expense before you incur the same.

5. NON-HIRE OR SOLICIT

Mr. Allen Lo

You agree not to hire, seek to hire, or cause any person or entity to hire or seek to hire (without the prior written consent of the Company), directly or indirectly (whether for your own interest or any other person or entity’s interest) any person who is or was in the prior six months an employee of the Company, or any of its subsidiaries, until the first anniversary of the date on which your employment with the Company is terminated by the Company or you for any reason; provided that engaging in a general solicitation not specifically targeted at such employees shall not be prohibited hereby. This restriction does not apply to any former employee who was discharged by the Company or any of its affiliates. In addition, this restriction will not prevent you from providing references. If you remain continuously employed with the Company through the Scheduled Expiration Date, then this agreement not to hire or solicit will expire on the Scheduled Expiration Date.

6. ACKNOWLEDGMENTS

You acknowledge that the restrictions contained in this Annex A, in light of the nature of the Company’s business and your position and responsibilities, are reasonable and necessary to protect the legitimate interests of the Company. You acknowledge that the Company has no adequate remedy at law and would be irreparably harmed if you breach or threaten to breach the provisions of this Annex A, and therefore agree that the Company shall be entitled to injunctive relief, to prevent any breach or threatened breach of any of those provisions and to specific performance of the terms of each of such provisions in addition to any other legal or equitable remedy it may have. You further agree that you will not, in any equity proceeding relating to the enforcement of the provisions of this Annex A, raise the defense that the Company has an adequate remedy at law. Nothing in this Annex A shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement. If it is determined that any of the provisions of this Annex A or any part thereof, is unenforceable because of the duration or scope (geographic or otherwise) of such provision or because of applicable rules of professional responsibility, it is the intention of the parties that the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

7. SURVIVAL

The provisions of this Annex A shall survive any termination of your employment by the Company or by you, or the expiration of the Agreement, except as otherwise provided herein.